Exhibit 99.1

IFMI REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Adjusted Operating Income of $4.4 million or $0.27 per Diluted Share

Net Income Attributable to IFMI of $2.0 million or $0.18 per Diluted Share

Board Declares Dividend of $0.02 per Share

Philadelphia and New York, November 7, 2012 – Institutional Financial Markets, Inc. (NYSE AMEX: IFMI), an investment firm specializing in credit-related fixed income investments, today reported financial results for its third quarter ended September 30, 2012.

Adjusted operating income was $4.4 million, or $0.27 per diluted share, for the three months ended September 30, 2012, compared to adjusted operating loss of $4.0 million, or $0.25 per diluted share, for the three months ended September 30, 2011, and adjusted operating income of $2.8 million, or $0.17 per diluted share, for the three months ended June 30, 2012. Adjusted operating income was $3.1 million, or $0.20 per diluted share, for the nine months ended September 30, 2012, compared to adjusted operating income of $3.2 million, or $0.20 per diluted share, for the nine months ended September 30, 2011. Adjusted operating income (loss) is not a measure recognized under generally accepted accounting principles (“GAAP”). See Note 1 on page 4.

“We are generally pleased with IFMI’s performance during the third quarter, which reflected continued improvement in our operating results, despite volume pressures that persisted in our trading business,” said Daniel G. Cohen, Chairman and Chief Executive Officer of IFMI. “Quarterly year-over-year net trading revenue was basically flat even though we substantially reduced headcount and compensation in our capital markets business. Also, we generally anticipate some drop off in our trading business during the third quarter summer months. The biggest decline from the prior quarter was in Europe, which seems to be rebounding nicely in early fourth quarter results. Also this quarter, we closed several investment banking transactions in our capital markets business, benefited from realized gains in our principal investing business, and experienced positive developments in our asset management business. While there is still some work to be done, we are encouraged by the significant progress made across our diverse operating units and our focus remains on increasing value for our shareholders.”

Comparisons to Prior Year Periods

Revenue was $28.1 million for the three months ended September 30, 2012, compared to $20.9 million for the three months ended September 30, 2011. The $7.2 million increase was primarily the result of increases in asset management revenue of $3.2 million, in new issue and advisory revenue of $1.1 million, and in principal transactions and other revenue of $3.3 million, partially offset by a decrease in net trading revenue of $0.3 million. The increase in asset management revenue was primarily the result of a one-time final portfolio management fee of $3.8 million related to the termination of one of IFMI’s European collateralized debt obligations in the third quarter of 2012, partially offset by reductions in revenue due to the continued deterioration in assets under management in the Company’s managed collateralized debt obligations. The increase in new issue and advisory revenue was due to a large advisory assignment completed in the third quarter of 2012 while there were several smaller advisory assignments completed in the third quarter of 2011. The increase in principal transactions and other revenue was primarily the result of a realized gain of $1.7 million on one of the Company’s investments that was sold in the third quarter of 2012; $1.7 million in unrealized mark-to-market gains on the Company’s permanent capital vehicle investments in the third quarter of 2012 versus $0.7 million in unrealized mark-to-market gains in the third quarter of 2011; and $0.4 million of dividends in the third quarter of 2012 versus $0.2 million of dividends in the third quarter of 2011. The offsetting decline in year-over-year net trading revenue occurred in the Company’s PrinceRidge operations, while net trading revenue at JVB and in Europe increased slightly.

Revenue was $71.9 million for the nine months ended September 30, 2012, compared to $76.6 million for the nine months ended September 30, 2011. The $4.8 million decrease was the result of decreases of $6.2 million in net trading revenue and $1.1 million in principal transactions and other revenue, partially offset by increases in new issue and advisory revenue of $1.1 million and asset management revenue of $1.5 million. The decrease in principal transactions and other revenue was primarily the result of $2.7 million more in mark-to-market losses on the investment in Star Asia during the current year nine month period, partially offset by the previously mentioned realized gains of $1.7 million on one of the Company’s investments that was sold in the third quarter of 2012. The increase in asset management revenue was primarily the result of the one-time final portfolio management fee of $3.8 million, partially offset by reductions in revenue due to the continued deterioration in assets under management in the Company’s managed collateralized debt obligations.

Compensation and benefits expense was $16.5 million for the three months ended September 30, 2012, compared to $19.4 million for the three months ended September 30, 2011, a decrease of $2.9 million, or 15%. Compensation as a percentage of revenue was 59% in the third quarter of 2012, as compared to 93% in the third quarter of 2011. The number of IFMI employees decreased from 240 at September 30, 2011 to 204 at September 30, 2012.

Net income attributable to IFMI was $2.0 million, or $0.18 per diluted share, for the three months ended September 30, 2012, compared to net loss attributable to IFMI of $4.0 million, or $0.38 per diluted share, for the three months ended September 30, 2011. Net loss attributable to IFMI was $3.9 million, or $0.37 per diluted share, for the nine months ended September 30, 2012, compared to a net loss attributable to IFMI of $7.0 million, or $0.65 per diluted share, for the nine months ended September 30, 2011.

Comparisons to Prior Quarter

Revenue was $28.1 million for the three months ended September 30, 2012, compared to $25.0 million for the three months ended June 30, 2012. This increase was the result of increases of $3.9 million in asset management revenue, $1.6 million in new issue and advisory revenue, and $3.9 million in principal transactions and other revenue, which were partially offset by a decrease of $6.3 million in net trading revenue. The increase in asset management revenue was primarily a result of the one-time final portfolio management fee of $3.8 million in the third quarter of 2012. The increase in new issue and advisory revenue was due to the large advisory assignment completed in the third quarter of 2012 while there were several smaller advisory assignments completed in the second quarter of 2012. The increase in principal transactions and other revenue was primarily the result of the realized gain of $1.7 million on one of the Company’s investments that was sold in the third quarter of 2012; $1.3 million in unrealized mark-to-market gains on the Company’s Star Asia investment in the third quarter of 2012 versus $0.1 million in unrealized mark-to-market gains in the second quarter of 2012; $0.3 million in unrealized mark-to-market gains on the Company’s other permanent capital vehicle investments in the third quarter of 2012 versus $0.2 million in unrealized mark-to-market losses in the second quarter of 2012; and $0.4 million of dividends in the third quarter of 2012 versus $0.1 million in the second quarter of 2012. The offsetting decline in net trading revenue occurred across all of the Company’s broker-dealer businesses and was primarily driven by less trading activity during the slower summer months, and was most predominant in Europe, which had a strong second quarter in 2012.

Net income attributable to IFMI was $2.0 million, or $0.18 per diluted share, for the three months ended September 30, 2012, compared to net loss attributable to IFMI of $2.1 million, or $0.19 per diluted share, for the three months ended June 30, 2012.

Total Permanent Equity and Dividend Declaration

•	At September 30, 2012, total permanent equity was $71.5 million, as compared to $77.4 million as of December 31, 2011.

•	The Company’s Board of Directors has declared a dividend of $0.02 per share. The dividend will be payable on December 3, 2012 to stockholders of record on November 19, 2012.

Other Events

Opening of Asset Management Office in Madrid, Spain. At the end of August, the Company became the lead manager of a collateralized loan obligation (“CLO”) containing a portfolio of broadly syndicated European loans. Prior to August 2012, the Company served only as the junior manager of this CLO and shared the management fees evenly with the lead manager. In August, the Company became the lead manager (and remained as junior manager) and now earns all of the management fees related to this CLO. As the junior manager, the Company recognized $1.7 million of revenue during the twelve months ended September 30, 2012. In connection therewith, the Company hired a CLO asset management team of ten professionals and opened an office in Madrid, Spain.

Completion of PrinceRidge Leadership Change. During the third quarter, the Company completed the previously announced separation with the former Chairman and the former CEO of PrinceRidge, as well as the related buyout of their ownership interests in PrinceRidge. In connection with the related separation agreements, PrinceRidge agreed to repurchase all PrinceRidge securities owned by the former Chairman and the former CEO of PrinceRidge. PrinceRidge paid the former Chairman and the former CEO of PrinceRidge, in the aggregate, approximately $8.2 million in cash, of which $6.1 million represented the aggregate value of their capital accounts in PrinceRidge and $2.1 million was a one-time compensation expense. In addition, the former Chairman and the former CEO of PrinceRidge agreed to forfeit all unvested equity awards that they had received from PrinceRidge and the Company, including, in the aggregate, 848,742 shares of restricted common stock of IFMI.

Buyout of PrinceRidge Minority Partners. On October 5, 2012, the Company entered into Separation, Release and Repurchase Agreements with three PrinceRidge minority partners (the “Separated Employees”). Under these agreements, each of the Separated Employees resigned from all positions and offices held with PrinceRidge and its affiliates. In addition, PrinceRidge agreed to accelerate its obligation to repurchase all PrinceRidge securities owned by the Separated Employees. In connection with the repurchase of these securities, PrinceRidge paid the Separated Employees, in the aggregate, approximately $2.6 million in cash, and PrinceRidge issued to the Separated Employees promissory notes in the initial aggregate principal amount of approximately $4.8 million. The aggregate consideration received by the Separated Employees represented a discount of approximately 6% from the aggregate value of the Separated Employees’ capital accounts in PrinceRidge as of September 30, 2012. The terms and conditions of each of the promissory notes are substantially the same. Under each of the promissory notes, interest accrues on the unpaid balance of the principal amount at a rate of 5% per annum until the aggregate principal amount is paid in full. Each of the promissory notes matures on December 21, 2012, and there is no penalty for pre-payment. Following the repurchase of these securities, IFMI owns 98% of the equity interests in PrinceRidge.

Conference Call

Management will hold a conference call this morning at 10:00 AM EST to discuss these results. The conference call will also be available via webcast. Interested parties can access the live webcast by clicking the webcast link on the Company’s homepage at www.IFMI.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 67399304, or request the IFMI earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 67399304.

About IFMI

IFMI is a financial services company specializing in credit-related fixed income investments. IFMI was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown to provide an expanding range of asset management, capital markets, and investment banking solutions to institutional investors and corporations. IFMI’s primary operating segments are Capital Markets and Asset Management. The Capital Markets segment consists of credit-related fixed income sales, trading, and financing as well as new issue placements in corporate and securitized products and advisory services, operating primarily through IFMI’s subsidiaries, PrinceRidge Holdings LP and JVB Financial Holdings, LLC in the United States, and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, permanent capital vehicles, and managed accounts. As of September 30, 2012, IFMI managed approximately $6.3 billion in credit-related fixed income assets in a variety of asset classes including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities. For more information, please visit www.IFMI.com.

Note 1: Adjusted operating income (loss) and adjusted operating income (loss) per share are non-GAAP measures of performance. Please see the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.IFMI.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) a potential ownership change under Section 382 of the Internal Revenue Code, (i) an inability to generate incremental income from acquired businesses, and (j) unanticipated market closures due to inclement weather. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
Revenues

Net trading	$13,669	$19,951	$14,008	$51,311	$57,522
Asset management	8,465	4,608	5,296	18,010	16,521
New issue and advisory	1,758	189	705	3,024	1,945
Principal transactions and other income	4,174	289	869	(482)	661

Total revenues	28,066	25,037	20,878	71,863	76,649

Operating expenses

Compensation and benefits	16,484	17,053	19,399	49,811	62,820
Business development, occupancy, equipment	1,520	1,276	1,942	3,970	5,216
Subscriptions, clearing, and execution	2,602	2,899	3,500	8,574	9,042
Professional services and other operating	4,015	2,636	3,237	9,702	12,389
Depreciation and amortization	289	343	612	1,023	1,585

Total operating expenses	24,910	24,207	28,690	73,080	91,052

Operating income (loss)	3,156	830	(7,812)	(1,217)	(14,403)

Non-operating income (expense)

Interest expense, net	(868)	(1,104)	(1,282)	(3,187)	(4,211)
Other non-operating income (expense)	—	(4,357)	—	(4,357)	—
Gain (loss) on repurchase of debt	83	—	—	86	—
Income (loss) on from equity method affiliates	647	1,526	838	2,689	5,368

Income (loss) before income taxes	3,018	(3,105)	(8,256)	(5,986)	(13,246)
Income tax expense (benefit)	54	63	(571)	108	(917)

Net income (loss)	2,964	(3,168)	(7,685)	(6,094)	(12,329)
Less: Net income (loss) attributable to the noncontrolling interest	956	(1,090)	(3,640)	(2,165)	(5,288)

Net income (loss) attributable to IFMI	$2,008	$(2,078)	$(4,045)	$(3,929)	$(7,041)

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

Earnings per share

	Three Months Ended			Nine Months Ended
	9/30/12	6/30/12	9/30/11	9/30/12	9/30/11
Basic
Net income (loss) attributable to IFMI	$2,008	$(2,078)	$(4,045)	$(3,929)	$(7,041)
Basic shares outstanding	10,849	10,756	10,595	10,683	10,772

Net income (loss) attributable to IFMI per share	$0.19	$(0.19)	$(0.38)	$(0.37)	$(0.65)

Fully Diluted
Net income (loss) attributable to IFMI	$2,008	$(2,078)	$(4,045)	$(3,929)	$(7,041)
Net income (loss) attributable to the noncontrolling interest	956	(1,090)	(3,640)	(2,165)	(5,288)
Net loss attributable to the noncontrolling interest that is not converted	11	109	1,335	249	1,388
Adjustment	(5)	(23)	247	(93)	440

Enterprise net income (loss)	$2,970	$(3,082)	$(6,103)	$(5,938)	$(10,501)

Basic shares outstanding	10,849	10,756	10,595	10,683	10,772
Unrestricted Operating LLC membership units exchangeable into IFMI shares	5,252	5,252	5,258	5,252	5,275
Additional dilutive shares	76	—	—	—	—

Fully diluted shares outstanding	16,177	16,008	15,853	15,935	16,047

Fully diluted net income (loss) per share	$0.18	$(0.19)	$(0.38)	$(0.37)	$(0.65)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculations of per share amounts

Operating income (loss)	$3,156	$830	$(7,812)	$(1,217)	$(14,403)
Noncontrolling interest portion of PrinceRidge operating loss	401	196	1,642	791	1,708
Depreciation and amortization	289	343	612	1,023	1,585
One-time cash compensation related to former CEO of capital markets segment	—	—	—	—	3,000
One-time cash compensation related to former Chairman and former CEO of PrinceRidge	2,104	—	—	2,104	—
IFMI share of incentive fees included in income from equity method investments	—	—	—	—	4,359
Share-based compensation	(1,534)	1,420	1,543	434	6,969

Adjusted operating income (loss)	$4,416	$2,789	$(4,015)	$3,135	$3,218

Fully diluted shares outstanding	16,177	16,008	15,853	15,935	16,047

Adjusted operating income (loss) per share	$0.27	$0.17	$(0.25)	$0.20	$0.20

INSTITUTIONAL FINANCIAL MARKETS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2012 (unaudited)	December 31, 2011
Assets
Cash and cash equivalents	$12,876	$18,221
Receivables from brokers, dealers, and clearing agencies	3,149	70,963
Due from related parties	712	679
Other receivables	7,023	5,531
Investments - trading	204,854	124,546
Other investments, at fair value	39,472	42,772
Receivables under resale agreements	153,039	129,978
Goodwill	11,113	11,206
Other assets	15,364	16,694

Total assets	$447,602	$420,590

Liabilities
Payables to brokers, dealer, and clearing agencies	$102,549	$24,633
Accounts payable and other liabilities	11,755	13,567
Accrued compensation	10,081	8,657
Trading securities sold, not yet purchased	55,800	99,613
Securities sold under agreements to repurchase	153,173	134,870
Deferred income taxes	7,914	7,500
Debt	25,646	37,167
Mandatorily redeemable equity interests	8,368	3,149

Total liabilities	375,286	329,156

Temporary Equity
Redeemable noncontrolling interest	770	14,026

Permanent Equity
Series B voting nonconvertible preferred stock	5	5
Common stock	11	10
Additional paid-in capital	64,290	63,032
Accumulated other comprehensive loss	(503)	(626)
Accumulated deficit	(10,024)	(5,121)
Treasury stock, at cost; 0 and 50,400 shares of common stock, respectively	—	(328)

Total IFMI stockholders’ equity	53,779	56,972
Noncontrolling interest	17,767	20,436

Total permanent equity	71,546	77,408

Total liabilities and equity	$447,602	$420,590

Non-GAAP Measures

Adjusted operating income (loss) and adjusted operating income (loss) per diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income, computed in accordance with GAAP, before depreciation and amortization, one-time compensation charges related to the former CEO of the capital markets segment and the former Chairman and former CEO of PrinceRidge, share-based compensation expense, and the non-convertible non-controlling interest’s share of operating income (loss), plus the Company’s share of any incentive fees earned included in income from equity method affiliates. The one-time compensation charges related to the former CEO of the capital markets segment and the former Chairman and former CEO of PrinceRidge were excluded due to the non-recurring nature of the expenses. Depreciation, amortization and share based compensation expenses that have been excluded from adjusted operating income (loss) are non-cash items. Incentive fees earned as a component of income from equity method affiliates is included so that all incentive fees earned are treated in a consistent manner as part of adjusted operating income (loss). Adjusted operating income (loss) per diluted share is calculated, by dividing adjusted operating income (loss) by diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Institutional Financial Markets, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Executive Vice President and	jgolden@joelefrank.com
Chief Financial Officer investorrelations@ifmi.com